     As filed with the Securities and Exchange Commission on January 20, 1998
================================================================================
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            TUFCO TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   39-1723477
                      (I.R.S. Employer Identification No.)

                               4800 SIMONTON ROAD
                               DALLAS, TEXAS 75244
               (Address of Principal Executive Offices) (Zip Code)

          TUFCO TECHNOLOGIES, INC. 1992 NON-QUALIFIED STOCK OPTION PLAN
      TUFCO TECHNOLOGIES, INC. 1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                              (Full title of plans)
                            -------------------------

                               GREGORY L. WILEMON
                             CHIEF FINANCIAL OFFICER
                               4800 SIMONTON ROAD
                               DALLAS, TEXAS 75244
                                 (972) 789-1079
                      (Name, address, and telephone number,
                   including area code, of agent for service)
                            -------------------------

                                   Copies to:
                                  Gina E. Betts
                  Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                          2001 Ross Avenue, Suite 3000
                            Dallas, Texas 75201-8001
                                 (214) 849-5500
                            -------------------------

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
               Title of                            Amount       Proposed Maximum   Proposed Maximum          Amount of
              Securities                           to be         Offering Price       Aggregate            Registration
           to be Registered                      Registered       Per Share (1)    Offering Price (1)           Fee
-----------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value                     500,000            (1)              $4,256,131            $ 1,256
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee (i) pursuant to Rule 457(h) on the basis of the exercise price per share of outstanding options for 10,000 shares at $11.00 per share, outstanding options for 70,000 shares at $9.50 per share, outstanding options for 18,830 shares at $9.00 per share, outstanding options for 14,000 shares at $7.25 per share, outstanding options for 82,396 shares at $7.00 per share, outstanding options for 58,886 shares at $6.75 per share, outstanding options for 14,000 shares at $6.25 per share, outstanding options for 12,000 shares at $5.00 per share, outstanding options for 1,235 shares at $4.86 per share, outstanding options for 14,583 shares at $4.80 per share, outstanding options for 7,575 shares at $4.65 per share, and outstanding options for 21,622 shares at $4.50 per share, and (ii) pursuant to Rule 457(c) and (h) for the remaining 184,873 shares registered hereunder based upon the average ($10.75) of the high ($10.75) and low ($10.75) sales prices for the Registrant's Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation System National Market System on January 12, 1998.
     ===========================================================================

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

     The documents containing the information specified in "Item 1. Plan Information" and "Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants of the Tufco Technologies, Inc. (the "Company") 1992 Non-Qualified Stock Option Plan, as amended (the "NQO Plan"), and the Company's 1993 Non-Employee Director Stock Option Plan (the "Outside Director Plan") as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act and the Note to Part I of Form S-8. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     This Registration Statement also contains a Reoffer Prospectus, which has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales of the Company's Common Stock (i) to be acquired by "affiliates" of the Company upon the exercise by such affiliates of options heretofore or hereafter granted under the NQO Plan or the Outside Director Plan and (ii) acquired by employees of the Company who exercised options granted under the NQO Plan prior to the date of the filing of this Registration Statement.

                               REOFFER PROSPECTUS

                                131,633 SHARES

                            TUFCO TECHNOLOGIES, INC.

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)

     This Reoffer Prospectus (this "Prospectus") relates to the offer and sale from time to time (the "Offering") by (i) certain executive officers and non-employee directors of Tufco Technologies, Inc., a Delaware corporation (the "Company"), who may be deemed "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) certain employees and former employees of the Company (collectively, the "Selling Stockholders") of an aggregate of [101,071] shares (the "Reoffer Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock"). The Reoffer Shares offered hereby are shares of Common Stock that have been or may be acquired by the Selling Stockholders upon exercise of stock options granted to the Selling Stockholders pursuant to the Company's 1992 Non-Qualified Stock Option Plan, as amended (the "NQO Plan"), or the Company's 1993 Non-Employee Director Stock Option Plan (the "Outside Director Plan").

     The Selling Stockholders, or pledgees, donees, transferees or other successors in interest thereto, may sell the Reoffer Shares from time to time to purchasers directly. Alternatively, the Selling Stockholders may sell the Reoffer Shares in one or more transactions (which may involve one or more block transactions) on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq"), in sales occurring in the public market through Nasdaq, in separately negotiated transactions, or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Some or all of the Reoffer Shares may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers, and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders or the purchasers of such Reoffer Shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold, however, under Rule 144 rather than pursuant to this Prospectus.

     All expenses of registration incurred in connection with this Offering are being borne by the Company, but all brokerage commissions, discounts and other expenses incurred by individual Selling Stockholders will be borne by each such Selling Stockholder. The Company will not receive any proceeds from the sale of the Reoffer Shares by the Selling Stockholders.

     The Selling Stockholders and any dealer participating in the distribution of any Reoffer Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Reoffer Shares by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Common Stock is traded on the Nasdaq National Market System ("Nasdaq National Market") under the symbol "TFCO." On January 12, 1998, the closing price of the Common Stock as reported on the Nasdaq National Market was $10.75 per share.

SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF MATERIAL RISKS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                   ANY REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is January 20, 1998

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 under the Securities Act and the rules and regulations promulgated thereunder with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information and the Registration Statement of which this Prospectus is a part and exhibits and schedules thereto filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, certain material filed by the Company can be inspected at the NASD Public Reference Room of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006-1506.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-21018) are incorporated by reference herein and shall be deemed to be a part hereof:

     (a)  Annual Report on Form 10-K for the fiscal year ended September 30,
          1997;

     (b) Current Report on Form 8-K dated November 13, 1997 and filed with the Commission on November 26, 1997; and

     (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 16, 1992.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     UPON WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM A PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS THERETO UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN ANY SUCH DOCUMENT THAT THIS PROSPECTUS INCORPORATES). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO GREGORY L. WILEMON, CHIEF FINANCIAL OFFICER, CHIEF OPERATING OFFICER, SECRETARY AND TREASURER, TUFCO TECHNOLOGIES, INC., 4800 SIMONTON ROAD, DALLAS, TEXAS 75244, TELEPHONE NUMBER (972) 789-1079, FAX NUMBER (972) 789-1586.

                                  RISK FACTORS

     An investment in the Common Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus before making a decision to purchase any Reoffer Shares. This Prospectus, including incorporated documents, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors, among others, which may cause such a difference are set forth below.


CONTROLLING STOCKHOLDERS

     As of January 12, 1998, Robert J. Simon, the Chairman of the Board of Directors of the Company, beneficially owned approximately 59.50% of the issued and outstanding Common Stock (assumes conversion of the non-voting Common Stock held by an affiliate of Mr. Simon), and the directors and executive officers of the Company as a group, including Mr. Simon, beneficially owned approximately 70.10% of the issued and outstanding Common Stock (assumes conversion of the non-voting Common Stock held by an affiliate of Mr. Simon). Consequently, these stockholders exercise a controlling influence over the business and affairs of the Company, including, but not limited to, having sufficient voting power to control the election of the entire Board of Directors of the Company, to amend the Company's Restated Certificate of Incorporation, to determine, in general, the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including a merger, consolidation or sale of all or substantially all of the Company's assets, and to otherwise prevent or cause a change in control of the Company.

CERTAIN RESTRICTIONS IMPOSED BY LENDERS

     Certain loan agreements relating to outstanding indebtedness of the Company contain numerous restrictive covenants, including, among other things, requirements to maintain specific levels of cash flow and limitations on capital expenditures, stock purchases, mergers and the payment of dividends. The Company's failure to comply with its obligations under these loan agreements, or under similar agreements relating to indebtedness incurred in the future, could result in an event of default under such agreements (unless waived by the lender), which could permit acceleration of the related indebtedness under other financing arrangements that contain cross- acceleration or cross-default provisions. Additionally, as a result of these restrictive covenants, the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company and its stockholders.

LACK OF DIVIDENDS

     The Company has never paid dividends on its Common Stock. Additionally, as discussed in " -- Certain Restrictions Imposed by Lenders" above, certain loan agreements relating to outstanding indebtedness of the Company contain restrictive covenants on the payment of dividends. The Company does not intend to pay any cash dividends in the foreseeable future.

NO ASSURANCE OF SUCCESSFUL EXPANSION BY ACQUISITION; RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

     An element of the Company's growth strategy is to expand through selected strategic acquisitions of complementary product lines or businesses, as well as through internal growth. There can be no assurance, however, that suitable candidates will be identified, that acquisitions can be consummated on acceptable terms, that appropriate financing can be arranged on terms favorable to the Company or that any acquired company can be integrated successfully into the Company's operations. Acquisitions also include a number of special risks, including the diversion of management's attention to the assimilation of the operations and the assimilation and retention of the personnel of the acquired company and potential adverse short-term effects on the Company's operating results.

     Further, the Company may be competing for acquisition opportunities with entities that have substantially greater financial resources than the Company and a broader geographic knowledge base. These entities also may generally be able to accept more risk than the Company can prudently manage. Thus, competition may generally reduce the number of suitable acquisition opportunities available to the Company. The inability of the Company to successfully finance, complete and integrate strategic acquisitions in a timely manner could have an adverse impact on the Company's ability to effect a portion of its growth strategy and could limit the Company's future revenues and earnings growth potential.

RAW MATERIALS

     The Company's primary raw material is base paper. The supply and price of base paper are dependent upon a variety of factors that are not in the Company's control, including environmental and conservation regulations, natural disasters, such as forest fires and hurricanes, and weather. Although the Company believes it has maintained excellent relationships with its primary suppliers and has not experienced difficulties obtaining raw materials in the past, there can be no assurance that the Company will be able to continue to do so in the future. Further, although the Company has been historically successful in passing most of the price increases of raw materials on to its customers, there can be no assurance that it will be able to do so in the future.

COMPETITION AND UNCERTAINTY OF CONTINUING MARKET

     The Company competes with other companies in business imaging paper products, custom converting, specialty printing and paint sundry products businesses. Many of these companies have greater resources than the Company. There can be no assurance that the Company will be able to continue to compete successfully in its markets. Moreover, the Company's customers, many of which have greater resources than the Company, may elect to develop their own in-house capabilities for the products and services presently provided to them by the Company. Additionally, the Company's ability to participate in future growth of its markets will be dependent upon its ability to maintain a competitive technological position. While the Company believes that it has developed unique production methods through the use of technical know-how, especially in the custom converting and specialty printing areas, there can be no assurance that others will not develop similar or better methods. If this occurs and the Company is not able to respond successfully to such competition, the Company may lose key customers, which would materially adversely affect the Company's business, financial condition and results of operations.

RELIANCE UPON PROPRIETARY KNOWLEDGE

     The Company relies extensively on its experience and proprietary technical know-how. There can be no assurance that the Company will be able to protect such information and, to the extent that such information may be disclosed, the Company's business, financial condition and results of operations could be adversely affected.

AUTHORIZATION OF PREFERRED STOCK AND POSSIBLE ANTI-TAKEOVER EFFECT

     The Company's Restated Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors of the Company. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. Holders of Common Stock have no preemptive rights to subscribe for a pro rata portion of any capital stock that may be issued by the Company. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company that the holders of Common Stock might desire or that might otherwise result in the holders of Common Stock receiving a premium for their shares. Although the Company has no present intention to issue any preferred stock, there can be no assurance that the Company will not do so in the future.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the retention of, and continued performance by, its senior management, particularly Mr. Louis LeCalsey, III, its President and Chief Executive Officer and a member of the Company's Board of Directors, and Mr. Gregory L. Wilemon, its Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer. The Company believes that the loss of the services of either of these officers could have a material adverse effect on the Company. The Company has employment agreements with each of Messrs. LeCalsey and Wilemon, which expire on September 30, 1999.

NO LIMITATION ON AMOUNT OF DEBT THAT MAY BE INCURRED AND POSSIBLE INABILITY TO REPAY DEBT

     No Limitation on Debt and Increased Indebtedness. The Company's organizational documents do not contain any limitation on the amount or percentage of indebtedness that the Company can incur. Assuming there are no contractual limitations on the incurrence of debt, the Company could become more highly leveraged, resulting in an increase in debt service that would result in an increased risk of default on its obligations. An increase of the Company's debt may adversely affect the Company's ability to access debt as well as equity capital markets in the future due to the resulting decreased ability to service debt.

     Debt Financing. The Company is subject to the risks normally associated with debt financing, including the risk that the Company will be unable to meet required payments of principal and interest, the risk that existing indebtedness (which may not be fully amortized at maturity) might not be able to be refinanced or that the terms of such refinancing may not be as favorable as the terms of existing indebtedness.

     Certain of the Company's debt now provides, and may in the future provide, for variable interest rates. To the extent that the Company has variable interest rate debt, the Company is exposed to the risk of interest rate fluctuations and, consequently, an increase in interest expense. An increase in interest expense could have a material adverse impact on the Company's operations and profitability, as well as adversely affect the value of the Common Stock.

CHANGES IN POLICIES

     The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations, development, debt capitalization and distributions, are determined by its Board of Directors. Although the Company's Board of Directors has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company. Accordingly, shareholders will have no control over changes in these and similar policies of the Company, and changes in the Company's policies may not fully serve the interest of all stockholders. Additionally, a change in these policies could adversely affect the Company's financial condition and results of operations and the market price of the Common Stock.

EFFECT OF ENVIRONMENTAL REGULATIONS

     The Company's operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of hazardous and non-hazardous wastes. The Company cannot predict with certainty its total future expenditures for environmental compliance because of continuously changing technology and compliance standards and interpretations thereof by governmental authorities and courts. If the Company fails to comply with environmental laws and regulations, it could be subject to liability ranging from monetary damages to injunctive action, which could materially adversely affect the Company's business. Future changes to environmental laws could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not currently have any environmental impairment insurance coverage and does not anticipate obtaining such coverage in the future.

SHARES AVAILABLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

YEAR 2000 SYSTEMS ISSUES

     Many existing computer programs use only two digits to identify a year in the date field, and if not corrected, many computer applications could fail or create erroneous results by or at the year 2000. Left uncorrected, year 2000 systems issues could have a material negative impact on the Company's operations and its profitability.

     In response to ongoing business needs, the Company has begun implementing a new Enterprise Resource Planning System, and the year 2000 issue was one of the design pre-requisites for this new system. As of September 30, 1997, the Company has spent $1.2 million for hardware, software and consulting services related to the project, and management estimates it will spend an additional $0.4 million for the actual conversion to the new system which is scheduled to begin in fiscal 1998 and to be completed in fiscal 1999. While the Company has taken every precaution to ensure that the new information system will operate properly in the year 2000, management has relied on assurances and warranties by its hardware and software vendors. As such, the Company cannot rule out the possibility of year 2000 issues. The Company will continue to test its new systems for year 2000 compliance throughout the implementation process.

                                   THE COMPANY

GENERAL

     The Company manufactures and distributes business imaging paper products and tissues, towels and wipes for public use facilities, provides diversified custom converting and specialty printing services, and distributes paint sundry products used in home improvement projects. Since 1992 and until its restructuring on February 7, 1997, the Company operated as three wholly-owned subsidiaries, Tufco Industries, Inc., Executive Converting Corporation ("ECC") and Hamco Industries, Inc. ("Hamco"). On January 28, 1994, the Company completed an initial public offering in which the Company issued and sold 900,000 shares of its Common Stock, and certain stockholders of the Company sold 50,000 shares of Common Stock. Contemporaneously with the closing of the Company's public offering, the Company acquired, through ECC, substantially all of the assets of Executive Roll Manufacturing, Inc., d/b/a Executive Converting Corporation, for $7.5 million and 127,778 shares of Common Stock. On August 23, 1995, the Company acquired, through Hamco, substantially all of the assets of Hamco, Inc. for approximately $12.9 million in cash. On February 7, 1997, the Company reorganized its corporate structure to better serve its business needs. Through this restructuring, the net assets of Tufco Industries, Inc., ECC and Hamco were transferred to Tufco, L.P., a Nevada limited partnership, in which Tufco Tech, Inc., which is wholly owned by the Company, is the sole managing general partner.

     The Company manufactures a wide range of printed and unprinted business imaging paper products for a variety of business needs and offers a wide array of custom converting services for industrial uses including thermal laminating, precision slitting and rewinding, folding, precision sheeting and packaging for delivery to the end user. Its specialty printing services provide wide web, multi-color flexographic and letterpress printing and adhesive laminations to industrial users and resale distributors. The Company also manufactures a complete line of tissues, towels and wipes which are sold through its Away-From-Home sector, and the Company's Paint Sundries sector manufactures and distributes products used by professional painters and do-it-yourself home owners.

     The Company was incorporated in the State of Delaware in 1992 to acquire Tufco Industries, Inc. Although the Company was organized in 1992, the business conducted by Tufco Industries, Inc. has been in continuous operation since 1974. In November 1997, the Company purchased all of the outstanding stock of Foremost Manufacturing, Inc., a St. Louis-based manufacturer and distributor of paint sundries. The Company has become a leading manufacturer of value-added custom paper products and specialty printing services, and it has the most complete line of paint sundry products in the industry. The Company's principal executive offices are located at 4800 Simonton Road, Dallas, Texas 75244, and its telephone number is (972) 789-1079.

PRODUCTS AND SERVICES

     The Company markets its products and services through four market sectors:
Business Imaging paper products, Custom Converting services, Away-From-Home products, and Paint Sundry products. The Company conducts operations from five manufacturing and distribution locations in Green Bay, Wisconsin; Manning, South Carolina; Dallas, Texas; Newton, North Carolina and St. Louis, Missouri.

     Business Imaging Market Sector. The Company produces and distributes a wide variety of printed and unprinted paper products used in business imaging equipment in market sectors including architectural and engineering design, high speed data processing, point of sale, automatic teller machines and a variety of office equipment. The Company's products include roll products ranging in length from 150 feet to 3500 feet and in widths from 1 inch to 54 inches. Additionally, the Company produces precision-sheeted products ranging in size from 11 by 17 inches to 65 by 65 inches. The Company's products are available in a wide range of paper grades including a variety of weights of bond paper, thermal imaging papers, fine vellums and films and multi-part forms.

     Custom Converting Market Sector. The Company has custom converting capability at three locations: Green Bay, Wisconsin; Dallas, Texas; and Newton, North Carolina.

     The Company's converting capabilities at its Green Bay facilities include thermal and adhesive laminating, slitting, rewinding, cutting, and folding. These facilities custom convert a wide array of materials, including polyethylene films, non-woven materials, paper, and tissue and toweling for the industrial converting market. Products include operating room towels, reinforced towels (towels with a polyethylene or polypropylene mesh to provide strength and durability), industrial wipes, medical drapes, feminine hygiene components, specialty roll and large roll tissue and toweling products, polyethylene and paper dropcloths, car wash and golf towels, and window insulation products. The Company's winders can convert rolls of material up to 132 inches wide and slit widths as narrow as 3 inches. The Company has also invested in equipment to perform thermal lamination to bond various material substrates up to 120 inches wide, such as multi-ply dropcloths, reinforced material and breathable moisture barrier wraps. Machinery and equipment at the Green Bay facility have the capability, developed by the Company's in-house engineers and technical personnel, to combine or modify various substrates through the use of precise temperature and pressure control.

     The Company's Green Bay facility offers value-added specialty printing and related graphic arts services, including pre-press work, sheeting, calendering, printing, finishing, and thermal and adhesive laminating. The Company provides multi-color printing that uses computerized control to maintain a high level of print quality. The Company focuses on specialty printing projects such as paper tablecovers, food and gift-wraps, feminine hygiene components, printed release liners, and novelty and holiday bathroom tissue.

     Green Bay's pre-press staff prepares projects for printing to customer specifications. The Company uses the customer's preliminary artwork and arranges or performs all preparatory processes for camera ready art, plate making, layout, plate mounting, and other related services.

     The Green Bay presses use flexographic and letterpress processes and can print on a wide range of media from lightweight tissue or non-wovens to heavyweight paperboard. The Company utilizes five wide-web presses of various sizes, three of which are capable of six-color printing. The Company uses water-based and oil-based inks. The presses can accommodate widths up to 82 inches for one-sided printing and are capable of simultaneous two-sided printing for widths up to 51 inches. The Company also uses a web press system that includes in-line operations to produce thermal and adhesive composite lamination or to apply specialty coatings. The presses have a variety of print cylinders that provide the Company with the flexibility to meet customer needs, utilizing lower cost rubber printing plates that allow the Company to maintain quality and achieve a competitive pricing advantage for low volume jobs relative to printers using engraved printing cylinders.

     The Company's Dallas facility has converting capabilities that include precision slitting, rewinding, sheeting, specialty packaging, folding, perforating, and trimming. These capabilities are directed toward converting fine paper materials including specialty and fine printing papers and paperboards, thermal papers, polyester films, and coated products.

     The Dallas facility's custom converting services include final packaging of products, including items on which the Company has performed other converting or specialty printing services. Packaging capabilities include high quality bulk skid wrapping, vacuum-sealed carton packed sheets, poly-paper and poly-film wrapping, and shrink-film packaging. The flexibility of the equipment at the Dallas facility and the packaging alternatives that the Company can provide its customers produce finished products that meet and exceed a varied range of customer specifications and requirements. The Company's Dallas custom converting services have grown due to the addition of a state-of-the-art Jagenberg sheeter with specialty paper and paperboard sheeting capabilities and the investment in a custom designed rewinder for thermal papers and films.

     The Company's Newton facility has converting capabilities which include precision slitting and rewinding of paper rolls in a large variety of sizes which include variables in width, diameter, core size, single or multi-ply, and occasionally color. All of the rolls can be printed on one side or both, providing the customer with advertising, promotional or security features.

     The Company's Newton facility also produces a full range of papers for use in bank proof or teller machines, including fan-fold forms, cards and printed rolls of various sizes and types. Additionally, the Company produces an extensive selection of standard and customized guest checks for use in the restaurant industry, and the Company's Newton facility owns equipment which enables the Company to produce a wide variety of multi-part business forms.

     Away-From-Home Market Sector. The Company's Away-From-Home market sector manufactures and distributes a complete line of tissues, towels and wipes used in washrooms and workstations in public facilities such as hotels, offices, restaurants, stadiums, manufacturing plants and home improvement centers. The Company does not intend to compete against the large national integrated paper companies. Instead, the Company's strategy is to provide regional distributors with a high quality, reasonably priced line of products which can be sold to small local or regional customers who are currently serviced by regional converters. Because of its investment in winding and folding assets, the Company believes it is the only converter which can offer a complete array of away-from-home products to these customers, and by taking advantage of its greater national distribution capabilities, the Company can offer improved levels of service and responsiveness.

     Paint Sundry Market Sector. The Company's Manning and St. Louis facilities manufacture and distribute home improvement products that are sold to paint and hardware distributors, home centers, and retail paint stores. To provide its customers with the industry's most complete line of paint sundry products, the Company supplements the products it manufactures by distributing products manufactured for the Company by others. Consumer disposable products include polyethylene, paper and canvas dropcloths, latex and vinyl gloves, paint strainers, and other allied items. These products are often used by homeowners performing do-it-yourself home improvement projects, contractors and painting professionals. The Company also sells a line of masking paper products for the automotive aftermarket. The Company has increased sales of consumer disposables by continually broadening and improving its product line, thereby allowing customers to consolidate their orders with a single vendor. In addition, the Company has attracted large buying groups through various volume incentives. To further increase sales, the Company developed a proprietary point of sale display, the "TUFPRO Paint Management System" that places in one location all of the necessary supplies (other than paint and brushes) for a typical home painting project.

MANUFACTURING AND OPERATIONS

     In producing and distributing its line of Business Imaging Products, the Company works closely with various Original Equipment Manufacturers ("OEMs") to develop products which meet or exceed the requirements of the imaging equipment. The Company then produces and stocks a full line of paper products to meet the needs of the users of the imaging equipment. With regard to its Custom Converting operations, the Company either utilizes product specifications provided by its customers or teams with its customers to develop specifications which meet customer requirements. Generally, the product begins with a flexible substrate, which is a base material such as a non-woven material, paper, or polyethylene. The Company applies one or more of its custom converting or specialty printing services that it has developed over a period of years through its distinctive technical knowledge to add value to these materials.

     The Company's growth has been supported by its substantial capital investment in new facilities and machinery and equipment. During the past four years, the Company spent over $8 million on capital expenditures at its four locations and approximately $21 million to acquire the assets of ECC and Hamco. The Company has added two Perini winders, a Jagenberg sheeter, an Elsner folder, an Elsner rewinder and various printing equipment. Included in this total, the Company has spent over $2 million to enhance the capabilities of its state of the art thermal laminator. Through the Company's expenditures on new equipment, it has increased both its manufacturing capacity and the range of its capabilities. The Company believes it has sufficient capacity to meet its growth expectations.

         The Company's equipment can produce a wide range of sizes of production output to meet unique customer specifications. The custom converting equipment can accommodate web widths from 3 inches to 132 inches. Its folding equipment can fold from 6 inches to 120 inches by 240 inches, in one-inch increments. The Company's printing presses perform flexographic and letterpress processes and print from one to six colors on webs as wide as 82 inches. Its fine printing paper and paperboard converting equipment includes state-of-the-art rewinders, sheeters, folders, perforators, and equipment that performs extensive packaging functions.

SALES AND MARKETING

     The Company markets its products and services nationally through its 31 full-time sales and service employees and 114 manufacturer's representatives and distributors. The Company's sales and service personnel are compensated on a base salary plus incentive bonus. The Company generally utilizes referrals and its industry reputation and presence to attract customers, and advertises on a limited basis in industry periodicals and shelter media and through cooperative advertising arrangements with its consumer disposables and fine paper converting services and products suppliers and customers.

     Customers generally purchase the Company's goods and services under project-specific purchase orders rather than long-term contracts; however, long-term contracts are customary when the Company is required to purchase special machinery or materials to complete an order. The Company's sales volume by quarter is subject to a limited amount of seasonal fluctuation. Generally, the Company's sales volume and operating income are at their lowest levels in the first and second fiscal quarters and are generally higher in the third and fourth fiscal quarters.

     The customer base consists of approximately 1,000 companies, including large integrated paper companies, dealers and distributors of business imaging papers and away-from-home tissues and towels, and resellers of paint sundry products. There were no customers accounting for more than 10% of consolidated sales in fiscal 1997. Sales are generally made on a credit basis within limits set by the Company's executive management. The Company generally requires payment to be made within 30 days following shipment of goods.

COMPETITION

     The Company believes the primary areas of competition for its goods and services are price, quality, production capacity and capability, capacity for prompt and consistent delivery, service, and continuing relationships. The Company believes that its key competitive advantages are product quality, quick response, rapid equipment set-up and turnaround time, long-standing customer relationships, broad customer base, highly engineered machinery and processes, production diversity and capacity, continuity of management, and experienced personnel. Management believes that there is no single competitor that offers the breadth and variety of products and services offered by the Company. In addition, customers benefit from the Company's ability to perform its multiple services and distribute from its national asset base, which reduces freight costs and increases product and service reliability through use of single source supplier on a national basis.

     Competitors for the Company's products and services vary based upon the products and services offered. In Business Imaging Products, the Company competes with small regional suppliers and a few large national firms. Based on management's assessment of the market, no single firm offers the breadth of products offered by the Company on a national basis. In the Company's industrial custom converting services, the Company believes that relatively few competitors offer a wider range of services or can provide them from a single source. With respect to the Company's specialty printing services and fine paper converting products, the competition consists primarily of numerous small regional companies. Management believes that the Company's capabilities in custom converting and specialty printing give it the flexibility, diversity, and capacity to compete effectively on a national basis with large companies and locally with smaller regional companies. The Company does not believe foreign competition is significant at this time in the custom converting and specialty printing lines. There is strong domestic competition and a modest amount of foreign competition in the manufacturing of Away-From-Home and paint sundry products.

     Although the Company does not engage in a significant amount of direct competition with large integrated paper companies that are its customers, management believes that there are inherent business risks in the expansion of sales to these customers, given their significant in-house production capabilities. The Company typically serves as a product development accelerator to these customers because as sales of specific converting services to these customers have grown, the customer may discontinue purchases from the Company and move production in-house due to the economies of scale having been attained. The Company believes that it is able to evaluate and anticipate adequately the timing of such changes. Moreover, the Company's strategy has been to emphasize the development of its product market sectors (Business Imaging, Away-From-Home and Paint Sundry) and to establish longer term contractual relationships in its Custom Converting sector in order to reduce the future exposure to sudden revenue loss due to the development of customers' in-house production capacity.

PRODUCT DEVELOPMENT AND QUALITY CONTROL

     The Company works with its customers to develop new products and applications. The Company believes that a key factor in its success has been its willingness and distinctive technical competency to help customers experiment with various flexible substrates to develop materials with different attributes such as strength, flexibility, absorbency, breathability, moisture-resistance, and appearance. As a result, the Company's capabilities enable it to develop certain laminated substrates at lower costs than if the customers developed these products themselves. For example, a customer may request certain physical tests during trial runs that are performed by the Company's quality control personnel, often with the customer on site. Customers are charged for machine time use, materials, and operator time in the new product development process. After completing the development process, the Company prices a new product or service and designs an ongoing program that provides information to the customer such as quality checks, inventory reports, materials data, and production reports.

     The Company maintains a quality control laboratory that constantly monitors its production using statistical process controls ("SPC") to observe and measure quality effectiveness of its production processes, such as temperature, speed, tension, and pressure. The Company's rigid standards and use of SPC have allowed it to qualify for the GMP (Good Manufacturing Practices) designation from several customers, a quality control standard that these companies require before they will use a company for outsourcing. In addition, several of the Company's customers perform periodic audits at the Company's Green Bay facility to ensure that adequate quality control practices are in place at all times. The Company's Dallas quality control laboratory is part of a collaborative of 33 laboratories sponsored by a large OEM that utilizes the Dallas facility for its production. The collaborative is utilized by that company to help set quality standards and ensure that its suppliers, like the Dallas facility, have in places the process reviews and controls necessary to ensure that quality products are being manufactured consistently.

RAW MATERIALS AND SUPPLIERS

     The Company is not dependent on any particular supplier or group of affiliated suppliers for raw materials or for equipment needs. The Company feels it has excellent relationships with its primary suppliers, and the Company has not experienced difficulties in obtaining raw materials in the past. The Company's raw materials fall into four general groups: various paper stocks, inks for specialty printing, non-woven materials, and polyethylene films. There are numerous suppliers of all of these materials. To ensure quality control and consistency of its raw material supply, the Company's Dallas and Newton facilities receive fine paper stock primarily from two major paper companies instead of a greater number of companies.

     The Company's primary raw material, base paper, is subject to periodic price fluctuations. In the past, the Company has been successful in passing most of the price increases on to its customers, but management cannot guarantee that the Company will be able to do this in the future.

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state, and local environmental laws and regulations concerning emissions into the air, discharges into waterways, and the generation, handling, and disposal of waste materials. These laws and regulations are constantly evolving, and it is impossible to predict accurately the effect they may have upon the capital expenditures, earnings, and competitive position of the Company in the future. The Company believes that it complies with these laws and regulations in all material respects. The Company does not maintain environmental impairment insurance.

     The Company's past expenditures relating to environmental compliance have not had a material effect on the Company, nor does the Company expect that such expenditures relating to the Company's recently completed addition to its manufacturing facility will be material. Further growth in the Company's production capacity with a resultant increase in discharges and emissions may require capital expenditures for environmental control facilities in the future. The Company does not expect such expenditures to be material. No assurance can be given that future changes to environmental laws or their application will not have a material adverse effect on the Company's business or results of operations.

EMPLOYEES

     At January 12, 1998, the Company had approximately 466 employees, of whom 150 were employed at its Green Bay facility, 85 at its Manning facility, 78 at its Dallas facility, 53 at its St. Louis facility and 100 at its Newton facility. The Company has a non-union workforce and believes that its relationship with its employees is good.

                              SELLING STOCKHOLDERS

     The Reoffer Shares are shares of Common Stock that have been or may be acquired by the Selling Stockholders pursuant to either the Plan or the Outside Director Plan. Each Selling Stockholder will receive all of the net proceeds from the sale of his or her respective Reoffer Shares. There is no assurance that any of the Selling Stockholders will sell any or all of the Reoffer Shares.

     The following table sets forth (i) the name of each Selling Stockholder,
(ii) the nature of his or her position, office, or other material relationship with the Company within the past three years, (iii) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of January 12, 1998, (iv) the number of shares of Common Stock offered by each Selling Stockholder hereunder, and (v) the number of shares and (if one percent or more) the percentage of Common Stock to be beneficially owned by each Selling Stockholder after this Offering.


                                                                                                           Shares Owned after
                                                                                                                Offering
                              Relationship with              Number of Shares        Number of Shares     -------------------------
Name                             the Company                       Owned              Offered Hereby      Number     Percentage (1)
-----------------------    -----------------------          -----------------        ----------------     ------     --------------
Robert J. Simon            Chairman of the Board              2,637,543 (2)(3)            8,000          2,629,543           57.40%

Louis LeCalsey, III        Director, President and               76,044 (4)              37,190             38,854                *
                           Chief Executive Officer

Samuel J. Bero             Director (5)                         204,000 (6)               4,000            200,000            4.37%

Robert E. Coghan           Director                              11,842 (3)               8,000              3,842                *

C. Hamilton Davison, Jr.   Director                              11,842 (3)               8,000              3,842                *

Patrick J. Garland         Director                             211,841 (7)               6,000            205,841            4.49%

Edward A. Leinss           Director                              17,605 (3)               8,000              9,605                *

William J. Malooly         Director                              11,000 (3)               8,000              3,000                *

Gregory L. Wilemon         CFO, COO, Secretary                   19,042 (8)              13,881              5,161                *
                           and Treasurer

John V. Bonander           Vice President-                       27,202                  27,202                 0                 *
                           Corporate Development

James Hounsell             Former Employee                        3,360                   3,360                 0                 *


------------

* Ownership is less than 1% of the outstanding shares of Common Stock.

(1) The percentage ownership of each Selling Stockholder is based upon (i) 3,709,495 issued and outstanding shares of Common Stock, (ii) the assumed conversion of 709,870 shares of non-voting common stock of the Company, par value $0.01 per share, which is convertible into Common Stock at any time on a one-for-one basis, and (iii) the assumed exercise of 161,408 shares of Common Stock that may be acquired upon the exercise of vested options.

(2) Includes (i) 1,909,870 shares of Common Stock owned of record by Bradford Venture Partners, L.P. ("BVP"), as to which Mr. Simon is deemed to have beneficial ownership due to his having voting and dispositive power over such shares and (ii) 709,870 shares of Common Stock into which Mr. Simon's 709,870 shares of non-voting common stock is convertible. Bradford Associates, a general partnership of which Mr. Simon is a partner, is the sole general partner of BVP and, as such, holds a 1% interest in BVP.

(3) Includes 8,000 shares of Common Stock that may be purchased upon exercise of vested options.

(4) Includes 37,190 shares of Common Stock that may be purchased upon exercise of vested options.

(5) Mr. Bero was the Company's President and Chief Executive Officer from November 1993 until he retired in July 1995.

(6) Includes 4,000 shares of Common Stock that may be purchased upon exercise of vested options.

(7) Includes 6,000 shares of Common Stock that may be purchased upon exercise of vested options.

(8) Includes 13,881 shares of Common Stock that may be purchased upon exercise of vested options.

                                 USE OF PROCEEDS

     The Common Stock offered hereby is being registered for the account of the Selling Stockholders and, accordingly, the Company will not receive any of the proceeds from the sale of the Reoffer Shares by the Selling Stockholders.

                              PLAN OF DISTRIBUTION

     The Reoffer Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest thereto. Alternatively, the Selling Stockholders or their pledgees, donees, transferees or other successors in interest thereto may sell the Reoffer Shares in one or more transactions (which may involve one or more block transactions) on Nasdaq, in sales occurring in the public market through Nasdaq, in separately negotiated transactions, or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Some or all of the Reoffer Shares may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers, and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this Offering are being borne by the Company, but all brokerage commissions, discounts and other expenses incurred by individual Selling Stockholders will be borne by each such Selling Stockholder. The Company will not receive any of the proceeds from sales of the Reoffer Shares.

     The Selling Stockholders and any dealer participating in the distribution of any of the Reoffer Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit from the sale of any or all of the Reoffer Shares by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     Any broker or dealer participating in any distribution of Reoffer Shares in connection with this Offering may be deemed to be an "underwriter" within the meaning of the Securities Act and, if so deemed, will be required to deliver a copy of this Prospectus, including a Prospectus Supplement, if required, to any person who purchases any of the Reoffer Shares from or through such broker or dealer.

     In order to comply with the securities laws of certain states, if applicable, the Reoffer Shares will be sold only through registered or licensed brokers or dealers, In addition, in certain states, the Reoffer Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas.

                                     EXPERTS

     The consolidated financial statements of the Company for the fiscal years ended September 30, 1997 and 1996 included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "1997 Form 10-K") and incorporated by reference in its Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of the Company for the fiscal year ended September 30, 1995 included in the 1997 Form 10-K and incorporated by reference in its Prospectus have been audited by Wipfli Ullrich Bertelson, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.


                    ------------------

                     TABLE OF CONTENTS

                                                      Page

Available Information....................................2
Incorporation of Certain Documents
  by Reference...........................................2
Risk Factors.............................................3
The Company..............................................7
Selling Stockholders....................................12
Use of Proceeds.........................................13
Plan of Distribution....................................13
Legal Matters...........................................13
Experts.................................................13

================================================================================




================================================================================

                                131,633 SHARES


                            TUFCO TECHNOLOGIES, INC.



                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)



                        --------------------------------

                                   PROSPECTUS

                        --------------------------------





                                January 20, 1998
================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents of Tufco Technologies, Inc. (the "Company") (File No. 0-21018) filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Registration Statement by reference:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997;

        (b) Current Report on Form 8-K dated November 13, 1997 and filed with the Commission on November 26, 1997; and

        (c) The description of the Company's Common Stock, par value $0.01 per share, contained in the Company's Registration Statement on Form 8-A, filed with the Commission on December 16, 1992 pursuant to
             Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 ("Section 145") of the Delaware General Corporation Law, as amended (the "DGCL"), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article Sixth of the Company's Restated Certificate of Incorporation and Article VII of the Company's Bylaws provide for the indemnification of directors, officers and other authorized representatives of the Company to the maximum extent permitted by the DGCL. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     The Company's Bylaws permit it to purchase insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the foregoing provision of the Bylaws.

     The Company has entered into certain indemnification agreements with each of its directors (the "Indemnification Agreements"), which were ratified by the Company's stockholders. Each Indemnification Agreement provides that the Company indemnify the indemnitee to the fullest extent permitted under applicable law against all expenses and liabilities incurred in connection with any threatened, pending or completed legal action or proceeding resulting from the indemnitee's status as a director, officer, agent or employee of the Company or its subsidiaries. No amounts will be paid to the extent that such expenses are covered by directors' and officers' liability insurance purchased by the Company. Additionally, no amounts may be paid on account of conduct by the indemnitee as to which it is established by a judgment or other final adjudication adverse to the indemnitee (i) that the indemnitee acted in bad faith and in a manner he did not reasonably believe to be in or not opposed to the best interests of the Company and (ii) with respect to any criminal proceedings, that the indemnitee had no reasonable cause to believe his conduct was unlawful. Additionally, Robert J. Simon, a director of the Company who is affiliated with Bradford Ventures Ltd. is indemnified for his actions as a director of the Company by Bessemer Securities Corporation, which is the limited partner of Bradford Venture Partners, L.P.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended the "Securities Act"), may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     With respect to the 128,273 restricted shares of Common Stock being reoffered by Messrs. Simon, LeCalsey, Bero, Coghan, Davison, Garland, Leinss, Malooly, Wilemon and Bonander pursuant to this Registration Statement, the issuance of these shares by the Company to these individuals was effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

ITEM 8. EXHIBITS.

4.1 Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 33- 55828), filed with the Commission on November 23, 1993)

4.2 Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-55828), filed with the Commission on December 16, 1992)

4.3 Tufco Technologies, Inc. 1992 Non-Qualified Stock Option Plan (Incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form S-1 (File No. 33-55828), filed with the Commission on December 16,
     1992)

4.4 Tufco Technologies, Inc. 1993 Non-Employee Director Stock Option Plan (Incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 33-55828), filed with the Commission on November 23, 1993)

*5.1 Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. regarding the legality of the securities being registered

*23.1 Consent of Deloitte & Touche LLP

*23.2 Consent of Wipfli Ullrich Bertelson

23.3 Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in
     Exhibit 5.1)

24.1 Power of Attorney (set forth on the signature page)
--------------

*Filed herewith.

ITEM 9. UNDERTAKINGS.

        (a)  The undersigned Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. II-4

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 19h day of January 1998.


                                        TUFCO TECHNOLOGIES, INC.


                                        /s/ Louis LeCalsey, III
                                        -------------------------------------
                                        Louis LeCalsey, III
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Louis LeCalsey, III and Gregory L. Wilemon and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                        Title                                        Date
---------                                                        -----                                        ----
/s/ Robert J. Simon                                     Chairman of the Board of Directors               January 19, 1998
--------------------------------------------
Robert J. Simon

                                                                                                         January 19, 1998
/s/ Louis LeCalsey, III                              Director, President and Chief Executive
--------------------------------------------          Officer (Principal Executive Officer)
Louis LeCalsey, III

/s/ Samuel J. Bero                                              Director                                 January 19, 1998
--------------------------------------------
Samuel J. Bero

/s/ Robert E. Coghan                                            Director                                 January 19, 1998
--------------------------------------------
Robert E. Coghan

/s/ C. Hamilton Davison                                         Director                                 January 19, 1998
--------------------------------------------
C. Hamilton Davison

/s/ Patrick J. Garland                                          Director                                 January 19, 1998
--------------------------------------------
Patrick J. Garland


/s/ Edward A. Leinss                                            Director                                 January 19, 1998
--------------------------------------------
Edward A. Leinss

/s/ William J. Malooly                                          Director                                 January 19, 1998
--------------------------------------------
William J. Malooly

/s/ Gregory L. Wilemon                               Chief Financial Officer,Chief Operating             January 19, 1998
--------------------------------------------            Officer, Secretary and Treasurer
Gregory L. Wilemon                                    (Principal Financial and Accounting
                                                                  Officer)

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                  DESCRIPTION

  4.1 Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 33-55828), filed with the Commission on November 23, 1993)

  4.2 Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-55828), filed with the Commission on December 16, 1992)

  4.3 Tufco Technologies, Inc. 1992 Non-Qualified Stock Option Plan (Incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form S-1 (File No. 33-55828), filed with the Commission on December 16, 1992)

  4.4 Tufco Technologies, Inc. 1993 Non-Employee Director Stock Option Plan (Incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 33-55828), filed with the Commission on November 23, 1993)

 *5.1 Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. regarding the legality of the securities being registered

*23.1   Consent of Deloitte & Touche LLP

*23.2   Consent of Wipfli Ullrich Bertelson

 23.3   Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in
        Exhibit 5.1)

 24.1   Power of Attorney (set forth on the signature page)

--------------

*Filed herewith.